Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-147490 and 333-148544) of Synthesis Energy Systems, Inc. and subsidiaries (a development stage enterprise) of our report dated September 23, 2010 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
September 23, 2010